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                                                                   EXHIBIT 99.10
                                                                   -------------

                                   AMENDMENT
                                       to
                              EMPLOYMENT AGREEMENT

          This "Amendment" to the Employment Agreement dated as of March 22, 1997 ("Agreement"), between Stimsonite Corporation, a Delaware corporation ("Company"), and Robert E. Stutz ("Executive"), is made and entered into as of the 4th day of June 1999.

          WHEREAS, the Company has entered into an Agreement and Plan of Merger dated as of June 4, 1999 ("Merger Agreement"), with Avery Dennison Corporation, a Delaware corporation ("ADC"), and Vision Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of ADC, which constitutes a Change in Control (as defined in Section 9(a) of each of the forms of Nonqualified Stock Option Agreement attached as Exhibit C and Exhibit D to the Agreement); and

          WHEREAS, in consideration of Executive's substantial contributions to the Company during the past two years and in the light of the Change in Control, the Company desires to amend and restate the provisions of Section 10(c) and
Section 10(d) of the Agreement to provide the Executive with the opportunity to realize the benefits of the stock options to be granted to the Executive thereunder; and

          WHEREAS, in recognition of the fact that inconsistencies exist between the provisions of Section 12 of the Agreement and Section 5 of the Change in Control Agreement between the Company and the Executive dated as of April 23, 1999 ("Change in Control Agreement"), the Company and the Executive desire to amend Section 12 of the Agreement to provide that, to the extent that there are inconsistencies between any of the provisions of Section 12 of the Agreement and any of the provisions of Section 5 of the Change in Control Agreement, the provisions of Section 5 of the Change in Control Agreement shall control for so long as the Change in Control Agreement shall be in effect.

          NOW, THEREFORE, the Company and Executive hereby agree as follows:

          1. Section 10(c) of the Agreement is amended and restated to hereafter read in its entirety as follows:

               (c) On the first date (before the Termination Date) on which the Common Stock has a closing price equal to or greater than $9.00 per share for a 30th consecutive trading day, Executive will receive a stock option to purchase 100,000 shares of Common Stock at an exercise price per share of $9.00 and with such additional terms as are set forth in the form of non-qualified stock option agreement attached to this Agreement as Exhibit C; provided, however, if the closing price of the Common Stock is equal to or greater than $9.00 per share on the last trading day preceding the Effective Time (as defined in the Agreement and Plan of Merger
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          ("ADC"), and Vision Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of ADC) ("Last Trading Day"), such stock option shall be deemed to have been granted to Executive, and shall be deemed fully vested and exercisable, immediately prior to the Effective Time, regardless of whether the closing price the Common Stock was equal to or greater than $9.00 per share on each of the 29 consecutive trading days immediately preceding the Last Trading Day, provided that (i) the Effective Time occurs before the Termination Date and (ii) such stock option has not been previously granted pursuant to the foregoing provisions of this Section 10(c). If the Merger Agreement shall be terminated prior to the Effective Time, the provisions of both of the provisos to the immediately preceding sentence shall be null and void and of no further force or effect.

          2. Section 10(d) of the Agreement is amended and restated to hereafter read in its entirety as follows:

               (d) On the first date (before the Termination Date) on which the Common Stock has a closing price equal to or greater than $11.00 per share for a 30th consecutive trading day, Executive will receive a stock option to purchase 100,000 shares of Common Stock at an exercise price per share of $11.00 and with such additional terms as are set forth in the form of non-qualified stock option agreement attached to this Agreement as Exhibit D; provided, however, if the closing price of the Common Stock is equal to or greater than $11.00 per share on the Last Trading Day, such stock option shall be deemed to have been granted to Executive, and shall be deemed fully vested and exercisable, immediately prior to the Effective Time, regardless of whether the closing price the Common Stock was equal to or greater than $11.00 per share on each of the 29 consecutive trading days immediately preceding the Last Trading Day, provided that (i) the Effective Time occurs before the Termination Date and (ii) such stock option has not been previously granted pursuant to the foregoing provisions of this Section 10(d). If the Merger Agreement shall be terminated prior to the Effective Time, the provisions of both of the provisos to the immediately preceding sentence shall be null and void and of no further force or effect.

          3. Section 12 of the Agreement is amended to include a new subsection (d), which shall read in its entirety as follows:

               (d) To the extent that there shall be any inconsistency between any of the provisions of this Section 12 and any of the provisions of
          Section 5 of the Change in Control Agreement between the Company and Executive dated as of April 23,

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          1999 ("Change in Control Agreement"), the provisions of Section 5 of the Change in Control Agreement shall control for so long as the Change in Control Agreement shall be in effect.

          IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


                                       STIMSONITE CORPORATION



                                       By  /s/ Donald H. Haider
                                           -----------------------------------
                                              Donald H. Haider
                                              Chairman of the Board

                                       EXECUTIVE

                                           /s/ Robert E. Stutz
                                       ---------------------------------------
                                               Robert E. Stutz

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